Exhibit 10.11
SUPPLEMENTAL SAVINGS PLAN
OF GENERAL MILLS, INC.
The Supplemental Savings Plan of General Mills, Inc. (the “Plan”), a non-qualified deferred compensation plan for the exclusive benefit of its employees, is hereby amended and restated as of January 1, 2005. The Plan is intended to comply with Code section 409A and official guidance issued thereunder, and to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.
ARTICLE I
INTRODUCTION
     Section 1.1 Name of Plan. The name of the Plan is the “Supplemental Savings Plan of General Mills, Inc.” It is also referred to as the “Supplemental Savings Plan” or the “Plan.”
     Section 1.2 Effective Date. The original effective date of the Plan is July 25, 1983, and the effective date of the amended and restated Plan is January 1, 2005.
     Section 1.3 Purpose. The purposes of the Supplemental Savings Plan are to: (i) provide a means by which a Participant may, under certain circumstances, be credited with benefits which, in the absence of restrictions imposed by Code sections 401(a)(17), 401(k), 401(m), 402(g), or 415, would be provided as Company Contributions under a Base Plan; and (ii) provide a means by which certain individuals, who are otherwise eligible to participate in this Plan, may be credited with amounts set forth under individual arrangements which the Minor Amendment Committee has approved for inclusion in this Plan.
ARTICLE II
DEFINITIONS
     Section 2.1 Account shall mean a Participant’s individual account, as described in Section 3.2 of this Plan.
     Section 2.2 Base Plan shall mean a defined contribution plan sponsored by the Company, which is qualified under the provisions of Code Section 401, including the

General Mills, Inc. 401(k) Savings Plan and such other defined contribution plans as have been declared by the Minor Amendment Committee or its delegate.
     Section 2.3 Beneficiary shall mean the beneficiary or beneficiaries designated by the Participant in writing and filed with the Minor Amendment Committee or its delegate to receive the balance, if any, remaining in the Participant’s Account upon the Participant’s death. If at the time of death there is no beneficiary properly designated or surviving, the beneficiary shall be the Participant’s spouse, or if no spouse is living at that time, the Participant’s estate. If more than one beneficiary is named and one of said named beneficiaries predeceases the Participant, the deceased named beneficiary shall be deemed not to have been named a beneficiary, and no payment shall be made to said person’s estate or otherwise. Amounts payable upon the Participant’s death shall be determined in accordance with the written beneficiary designation, but without regard to the named beneficiary who predeceased the Participant. If a beneficiary dies after a Participant but before all the payments due under the Plan have been made to that beneficiary, the remaining payments otherwise payable to the beneficiary shall be paid to the beneficiary’s estate. Determination of the beneficiary in each case shall be made by the Minor Amendment Committee or its delegate.
     Section 2.4 Board shall mean the Board of Directors of General Mills, Inc.
     Section 2.5 Change in Control occurs:
(a)	upon the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the” 1934 Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of voting securities of the Company where such acquisition causes such Person to own 20 % or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not be deemed to result in a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) below; and provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 20 % as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Company Voting Securities; or

(b)	if individuals who, as of a given date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)	upon the approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Business Combination”) or, if consummation of such Business Combination is subject at the time of such approval by shareholders to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Voting Securities, (ii) no person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock or the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors or the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)	upon approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
     Section 2.6 Code shall mean the Internal Revenue Code of 1986, as amended from time to time.
     Section 2.7 Company shall mean General Mills, Inc., and any of its subsidiaries or affiliated business entities authorized to participate in a Base Plan by the Board, or its delegate.
     Section 2.8 Company Contribution shall mean any contribution or other addition to be made or allocated by the Company under a Base Plan, other than a contribution made pursuant to a Participant’s election to make contributions under Code Sections 401(k) or 401(m).
     Section 2.9 ERISA shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.
     Section 2.10 Key Employee shall mean an employee treated as a “specified employee” as of his Separation from Service under Code section 409A(a)(2)(B)(i), i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof) of the Company if the Company’s stock is publicly traded on an established securities market or otherwise. Key Employees shall be determined in accordance with Code section 409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the 12-month period beginning on the April 1 following the identification date.
     Section 2.11 Limitation Year shall mean the calendar year.
     Section 2.12 Minor Amendment Committee shall mean the Minor Amendment Committee appointed by the Compensation Committee of the Board.
     Section 2.13 Participant shall mean an employee who is eligible to participate in a formal non-qualified deferred compensation program adopted by the Company and who participates in this Supplemental Savings Plan pursuant to Article III.
     Section 2.14 Separation from Service or Separate from Service means a “separation from service” within the meaning of Code section 409A; provided, however, for purposes of this determination, a reasonably anticipated permanent reduction in the level of bona fide services to 21% or less of the average level of bona fide services provided in the immediately preceding 36 months shall be deemed to be a Separation from Service.
     Section 2.15 Defined Terms. Capitalized terms which are not defined herein shall have the meaning ascribed to them in the relevant Base Plan.

ARTICLE III
PARTICIPATION
     Section 3.1 Participation. An employee described in Section 2.13 will participate in this Plan if:
(a)	as a result of the application of Code Section 415, no additional contributions can be made to the employee’s account under a Base Plan for the remainder of the applicable Limitation Year, or as a result of the application of Code Section 401(a)(17), or the application of the nondiscrimination testing limitations imposed by Code Sections 401(k) and 401(m), or the limitations imposed by Code Section 402(g), he or she cannot make any further Participant contributions to a Base Plan for the remainder of the Plan Year for the Base Plan; or

(b)	an individual deferred compensation agreement exists with respect to the employee, and the Minor Amendment Committee approves the inclusion of the amounts to be credited under such agreement as “Company Contributions” under the terms of this Plan. Once credited under this Plan, such amounts shall be subject to all provisions of this Plan.
     Section 3.2 Establishment of Accounts. The Company shall establish an Account for each Participant to which amounts shall be credited in accordance with Section 3.3. Such amounts shall be credited to Participants’ Accounts under this Plan as bookkeeping entries only.
     Section 3.3 Crediting of Company Contributions. Company Contributions may be credited to a Participant’s Account under the following circumstances:
(a)	A Participant shall be credited with amounts under this Plan equal to the additional Company Contributions that would have been made to a Base Plan with respect to such Participant for the remainder of the Plan Year or Limitation Year, as appropriate, as if the restrictions described in Section 3.1 did not apply. Such amounts shall be credited to such Participant’s Account under this Plan as of May 31 and December 31.

Such credits shall be based on the rate of total contributions elected by the Participant under the Base Plan as in effect for the period in which the applicable restriction first applies, but not more than the maximum percentage of Earnable Compensation with respect to which Company Contributions may be made pursuant to the Base Plan as in effect for the period without regard to any limitations on Company Contributions which may be imposed under the Base Plan in order to comply with the applicable limitations. In no event will amounts be credited under this Plan with respect to any Participant if the Participant is able to make any additional contributions under the Base Plan without violating: (a) the limitations of Code section 401(a)(17); (b) the limitations of Code sections 402(g) or 415; or (c) the application of the nondiscrimination limitations under Code sections 401(k) and 401(m).
In no event shall a Participant be credited with Contributions under a Base Plan and this Plan during a given period that would exceed the Contributions that would have been made to the Base Plan in the absence of the restrictions imposed by Code Sections 40l(a)(17), 401(k), 401(m), 402(g) and 415.

(b)	Under the terms of an individual agreement, the amount of Company Contributions shall be determined at the time the Minor Amendment Committee approves the inclusion of such amounts as Company Contributions under this Plan.
     Section 3.4 Changes in Amounts Credited to an Account. Amounts credited to a Participant’s Account shall be treated as if invested in the Moderate Balanced Fund of the Base Plan, unless the Participant has specifically requested that the contribution be attributed to a different fund, or combination of funds otherwise made available by the Minor Amendment Committee from time to time under the Base Plan. Transfers of amounts already credited to a Participant’s Account shall be permitted as of each business day provided a request is received by the Minor Amendment Committee, or its delegate, in a format acceptable to said Committee.
     Section 3.5 Distribution of Amounts Credited to an Account. Amounts credited to a Participant’s Account shall be distributed only at such times as set forth in this Section. All distributions shall be paid in cash by check.
(a)	Distribution Upon Separation. A Participant’s Account balance shall be distributed to him in a lump sum payment within 60 days following the February 1 of the calendar year next following the calendar year of the Participant’s Separation from Service.

(b)	Distribution Delay for Key Employees. Notwithstanding the foregoing, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee). If a Participant’s distribution is delayed under this Section, his Account balance shall be paid within 60 days following the first day of the seventh month following the Participant’s Separation from Service (or, if earlier, within 60 days following the first day of the month after the Participant’s death).

(c)	Death. In the event of the death of a Participant prior to the date a full distribution has been made from the Participant’s Account, the Company shall distribute the balance in such Account to the Participant’s Beneficiary, within 60 days following the February 1 of the calendar year next following the calendar year of the date of the Participant’s death.
(d)	Unforeseeable Emergency. A Participant may withdraw all or any portion of his Account balance for an Unforeseeable Emergency. The amounts distributed with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). “Unforeseeable Emergency” means for this purpose a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

(e)	Effect of Taxation. If a portion of the Participant’s Account balance is includible in income under Code section 409A, such portion shall be distributed immediately to the Participant.

(f)	Permitted Delays. Notwithstanding the foregoing, any payment to a Participant under the Plan shall be delayed upon the Minor Amendment Committee’s reasonable anticipation of one or more of the following events:
(1)	The Company’s deduction with respect to such payment would be eliminated by application of Code section 162(m); or

(2)	The making of the payment would violate Federal securities laws or other applicable law;
provided, that any payment delayed pursuant to this Section 3.5(f) shall be paid in accordance with Code section 409A.
     Section 3.6 No Forfeitures of Amounts in an Account. All credited amounts in the Plan shall be fully vested. The Participant shall not forfeit any amount credited to his or her Account even though such amount would have been forfeited if such amount had been a Company Contribution under the Base Plan to which it was attributable.
     Section 3.7 Non-Assignability of Interests. The interests herein and the right to receive distributions under this Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a Participant becomes bankrupt, the interests of the Participant under the Plan may be terminated by the Minor Amendment Committee, which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such Participant or make any other disposition of such interests that it deems appropriate.
     Section 3.8 Supplemental Benefits Trust. The Company has established a Supplemental Benefits Trust with Wells Fargo Bank, N.A. as Trustee to hold assets of the Company under certain circumstances as a reserve for the discharge of the Company’s obligations under the Plan and certain other plans of deferred compensation of the Company. In the event of a Change in Control as defined in Section 2.5 hereof, the Company shall be obligated to immediately contribute such amounts to the Trust as may be necessary to fully fund all benefits payable under the Plan. Any Participant of the Plan shall have the right to demand and secure specific performance of this provision. The Company may fund the Trust in the event of the occurrence of a Potential Change in Control as determined by the Compensation Committee of the Board. All assets held in the Trust remain subject only to the claims of the Company’s general creditors whose claims against the Company are not satisfied because of the Company’s bankruptcy or insolvency (as those terms are defined in the Trust Agreement). No Participant has any preferred claim on, or beneficial ownership interest in, any assets of the Trust before the assets are paid to the Participant and all rights created under the Trust, as under the Plan, are unsecured contractual claims of the Participant against the Company.
ARTICLE IV
AMENDMENT AND TERMINATION
     4.1 Amendment or Termination. The Board, or if specifically delegated, its delegate, may amend or terminate the Plan at any time, provided that no such amendment or termination shall adversely affect the amounts credited to an Account before the time of such amendment or termination; and provided, further, that the Plan may not be amended with respect to benefits accrued under this Plan prior to such amendment after a Change in Control without the written consent of a majority of Participants determined as of the day before such Change in Control.
     4.2 Effect of Amendment or Termination. Upon termination of the Plan, distribution of balances in Accounts shall be made to Participants and beneficiaries in the manner and at the time described in Section 3.5, unless the Company determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A. Upon termination of the Plan, no further deferrals shall be permitted; however, earnings, gains and losses shall continue to be credited to Account balances until the Account balances are fully distributed.

ARTICLE V
PLAN ADMINISTRATION
     Section 5.1 Administration. The Plan shall be administered by the Minor Amendment Committee, which has the authority to delegate its responsibilities hereunder. The Minor Amendment Committee and authorized delegates shall have the discretionary authority to interpret and construe the terms of the Plan; determine the eligibility to participate in the Plan, the nature and amount of benefits, the rights of Participants in the Plan; and decide any disputes that may arise under the Plan. Any such interpretation and/or determination shall be final and binding on all parties. The Company will pay for all distributions made pursuant to the Plan and for all costs, charges and expenses relating to the administration of the Plan.
     Section 5.2 Applicable Law. All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States of America and the laws of the State of Minnesota.
     Section 5.3 Claims for Benefits.
(a)	Filing a Claim. A Participant or his authorized representative may file a claim for benefits under the Plan. Any claim must be in writing and submitted to the Minor Amendment Committee at such address as may be specified from time to time. The Minor Amendment Committee may delegate its responsibilities and discretionary authority to make initial claim determinations under the Plan. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.

(b)	Denial of Claim. In the case of the denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received by the Minor Amendment Committee. If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.

(c)	Reasons for Denial. A denial or partial denial of a claim will be dated and signed by the Minor Amendment Committee and will clearly set forth:
(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.
(d)	Review of Denial. Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the Minor Amendment Committee for a full and fair review of the denied claim by filing a written notice of appeal with the Minor Amendment Committee within 60 days of the receipt by the claimant of written notice of the denial of the claim. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(e)	Decision Upon Review. The Minor Amendment Committee will provide a prompt written decision on review. If the claim is denied on review, the decision shall set forth:
(i)	the specific reason or reasons for the adverse determination;

(ii)	specific reference to pertinent Plan provisions on which the adverse determination is based;

(iii)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv)	a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA section 502(a).
A decision will be rendered no more than 60 days after the Minor Amendment Committee’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Minor Amendment Committee determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.

(f)	Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under this Section. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.

(g)	Limitations Period. Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than twelve months following a final decision on the claim for benefits by the Minor Amendment Committee. The twelve months limitation on suits for benefits will apply in any forum where a claimant initiates such suit or legal action.
     Section 5.4 Rights Unsecured. The right of a Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured (but legally enforceable) claim against the general assets of the Company, and neither the Participant nor his Beneficiary shall have any rights in or against any amount credited to any Account or any other specific assets of the Company. Thus, the Plan at all times shall be considered entirely unfunded for ERISA and tax purposes. Any funds set aside by the Company for the purpose of meeting its obligations under the Plan, including any amounts held by a trustee, shall continue for all purposes to be part of the general assets of the Company and shall be available to its general creditors in the event of the Company’s bankruptcy or insolvency. The Company’s obligation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future.
     Section 5.5 No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guarantee by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefits hereunder.

     Section 5.6 No Enlargement of Rights. No Participant or Beneficiary shall have any right to receive a distribution under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to continue to be employed by or provide services to the Company.
     Section 5.7 Incapacity of Recipient. If any person entitled to a distribution under the Plan is deemed by the Minor Amendment Committee to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until a claim for such payment shall have been made by a duly appointed guardian or other legal representative of such person, the Minor Amendment Committee may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan with respect to the payment.
     Section 5.8 Taxes. The Company or other payor may withhold from a benefit payment under the Plan or a Participant’s wages, or the Company may reduce a Participant’s Account balance, in order to meet any federal, state, or local tax withholding obligations with respect to Plan benefits. The Company or other payor shall report Plan payments and other Plan-related information to the appropriate governmental agencies as required under applicable laws.
     Section 5.9 Corporate Successors. The Plan and the obligations of the Company under the Plan shall become the responsibility of any successor to the Company by reason of a transfer or sale of substantially all of the assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity.
     Section 5.10 Unclaimed Benefits. Each Participant shall keep the Minor Amendment Committee informed of his current address and the current address of his designated Beneficiary. The Minor Amendment Committee shall not be obligated to search for the whereabouts of any person if the location of a person is not made known to the Minor Amendment Committee.
     Section 5.11 Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.
     Section 5.12 Words and Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.